EXHIBIT 99.1

Press Release	Source: China Premium Lifestyle Enterprise, Inc.

China Premium Lifestyle Announces Reverse Stock Split

HONG KONG--(BUSINESS WIRE)--China Premium Lifestyle Enterprise, Inc. (OTCBB:CPMM) today announced that at its annual meeting of shareholders, the shareholders of CPMM approved a reverse stock split of China Premium Lifestyle Enterprises common stock at a ratio of 1 for 5 shares effective at the opening of trading December 10, 2007. Following the split, the Company’s common shares will trade under the new ticker symbol “CPLY”.

Richard Lee, Chairman and CEO, stated: "Our strong financial results of the past year continue to prove the strength of our business plan. The 1 for 5 shares reverse stock split is intended to enhance investor’s visibility into the Company’s profitability on a per share basis while also providing more useful information in making period-to-period comparisons. The Company also believes that a higher share price could broaden its appeal to a wider base of investors allowing it to potentially qualify for listing on a larger stock exchange in the future, improving stockholder value.”

The Company recently reported an approximate profit of $310,472 for the quarter ended September 30, 2007 on approximately $26.7 million in net sales, an 82% increase over net sales for the similar period. For the nine months ended September 30, 2007, the company’s operations generated cash resources of approximately $9.5 million compared to approximately $1.9 million for the similar period. The company attributed the growth in sales to its new and used vehicle trading segment, with significant increases in deliveries of Ferrari 8-cylinder models, the F430 and F430 Spider, together with the sellout performance of the new Ferrari 12-cylinder, the 599 GTB Fiorano.

About China Premium Lifestyle Enterprise

China Premium Lifestyle Enterprise, Inc., through its 49%-owned entity, has established itself as a leading Ferrari and Maserati importer, distributor and dealer in Hong Kong and dealer in China, having been affiliated with Ferrari and Maserati since 1992 and 1994 respectively. The company is expanding its offerings to include other luxury brands and goods from around the world, such as the John Richmond fashion line from Italy, which the company markets to its already established customer base of high net worth Chinese individuals.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this release that are not purely historical are forward-looking statements, beliefs, plans, expectations or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Investors should independently investigate and fully understand all risks before making investment decisions.

Contact:
C&H Capital, Inc
Jason Assad 678-570-6791
jwassad@bellsouth.net